April 20, 2006


Mail Stop 4561

Lisa A. Payne
Vice Chairman, Chief Financial Officer, and Director
Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
P.O. Box 200
Bloomfield Hills, MI  48303

Re:	Taubman Centers, Inc.
Form 10-K for the year ended December 31, 2005
File No. 001-11530


Dear Ms. Payne:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


Hewitt Associates, Inc.
December 28, 2004
Page 1